Exhibit 23.3

Independent Auditor’s Report

We agree to the inclusion in the HBT Financial, Inc. Form S-4 dated October 14, 2022 of our report, dated March 11, 2022 on our audits of the consolidated financial statements of Town and Country Financial Corporation as of December 31, 2021 and 2020, and for the years then ended.

/sig/ FORVIS, LLP

Decatur, Illinois

October 14, 2022